Exhibit 99.1

STATEMENT PURSUANT TO 18 U.S.C. §1350

Pursuant to 18 U.S.C. §1350, each of the undersigned certifies that this annual report on Form 10-K for the period ended December 31, 2002 fully complies with the requirements of Section 13(a) or 15(d) of the Securities Exchange Act of 1934 and that the information contained in this report fairly presents, in all material respects, the financial condition and results of operations of Boston Communications Group, Inc.

Date: March 27, 2003	/s/ E. Y. SNOWDEN
E. Y. Snowden President and Chief Executive Officer

Date: March 27, 2003	/s/ KAREN A. WALKER
Karen A. Walker Vice President, Finance and Administration and Chief Financial Officer

A signed original of this written statement required by Section 906 has been provided to Boston Communications Group, Inc. and will be retained by Boston Communications Group, Inc. and furnished to the Securities and Exchange Commission or its staff upon request.